Exhibit 99.1

Major Milestones in DCPG History	(July 18, 2012)

1986	•	412 dentists practicing in greater Cincinnati and Northern Kentucky invest $2,000 each in Dental Care Plus, Inc. (“DCP”). in order to capitalize the company.

	•	DCP forms as an Ohio domiciled specialty health insuring corporation.

1987	•	Certificates of Authority are granted to DCP by the Ohio and Kentucky Departments of Insurance to offer an HMO dental product for sale.

2001	•	DCP names Anthony A. Cook as President and Chief Executive Officer.

2003	•	DCP introduces an indemnity product called DentaPremier Plus.

	•	DCP names Robert Hodgkins as Vice President and Chief Financial Officer.

	•	DCP moves into its new facility at 100 Crowne Point Place in Sharonville, Ohio.

2004		DCP shareholders pass a reorganization plan resulting in a holding company called The Dental Care Plus Group. The reorganization gives the company more flexibility in raising and managing its capital. Up until this point, participating dentists/shareholders could own one share conveying one vote. From that point until the present, participating dentists throughout the operating territory can own one voting share and unlimited nonvoting shares.

	•	DCPG forms the Insurance Associates Plus, Inc., an Ohio based insurance agency.

2005	•	DCPG introduces a PPO product called DentaSelect Plus for sale in markets outside of greater Cincinnati/Northern Kentucky.

	•	DCPG also launched a line of vision insurance products under the brand name of Vision Care Plus in partnership with vision benefit experts, Total Vision Services and Avesis.

	•	DCPG acquires Adenta, Inc., a discount dental plan based in Louisville, KY with more than 500 area dentists under contract and approximately 10,000 local dental members.

2006	•	DCPG names Stephen T. Schuler DMD as Chairman of the Board.

	•	The Ohio Department of Insurance grants DCPG a Life Insurance License, enabling the company to offer dental insurance throughout Ohio on its paper as well as other health and accident coverage the company may think worthwhile to pursue. Note: Currently DCPG only underwrites dental insurance.

	•	DCPG passes the $50 million mark in revenues.

2007	•	A.M. Best, the world’s leading rating and information source for insurance, rates DCP’s financial strength as B- (Fair) with a stable outlook.

	•	DCPG passes the $60 million mark in revenues.

2009	•	DCPG passes the $70 million mark in revenues.

2010	•	DCPG passes the $75 million mark in revenues.

2011	•	DCPG leases a national dental provider network to be more appealing to companies based in our established markets who need network access for employees based in other parts of the country.

2012	•	A.M. Best upgrades its rating of DCP’s financial strength from a B- (Fair) with a stable outlook to a B (Fair) with a positive outlook as a result of the company’s positive operating performance and improved capitalization.